                              PRIMUS GUARANTY, LTD.
                          ANNUAL PERFORMANCE BONUS PLAN
               (as amended and restated effective January 1, 2003)

Section 1.  Purpose.

         The purpose of Annual Performance Bonus Plan (the "Plan") is to provide a means whereby Primus Guaranty, Ltd., a Bermuda corporation (the "Company"), may (i) provide incentives and rewards to key employees of the Company and its subsidiaries, by making part of each such individual's pay dependent upon the financial success of the Company and its subsidiaries and individual performance of such employees, and (ii) attract and retain persons of outstanding ability as key employees and motivate such key employees to exert their best efforts on behalf of the Company and its subsidiaries.

Section 2.  Target Bonuses.

         At the beginning of each fiscal year, each Participant will be assigned a target bonus as determined by the Chief Executive Officer of the Company
("CEO"). The sum of the target bonuses will determine the total performance bonus accrual during the year as approved by the Board of Directors of the
Company. For Participants who are key executives, as designated by the CEO, target bonuses will average 1.25 times salary, and for all other Participants target bonuses will average 0.75 times salary. Participants designated as key executives will be guaranteed a minimum bonus, typically at 0.5 times salary, and their bonuses will be capped, typically at 2 times salary. Target bonuses, along with base salaries, for all Participants will be reviewed each year in light of actual performance during the prior year and updated information on market comparables, including monoline insurance companies, credit swap dealers and investment management companies.

Section 3.  Bonus Pool.

         (a)   Calculation. As soon as practicable after the end of each fiscal year of the Company, a bonus pool with respect to such year will be determined
(the "Bonus Pool"). The Bonus Pool for each year will be determined in the discretion of the CEO, subject to approval by the Company's Compensation
Committee. If Company performance is deemed satisfactory, the Bonus Pool will equal the budgeted bonus accrual. The Bonus Pool will be larger if Company performance is superior, and lower if inferior. Factors that will be considered in determining the Bonus Pool for any year include the following, ranked in order of importance:

            a.   Growth in the portfolio, measured by the change in adjusted book value inclusive of a portfolio loss reserve, relative to budget;

            b.   Pre-tax pre-bonus net income inclusive of actual portfolio credit losses, relative to budget, considered separately
                 both before and after FAS 133 mark-to-market adjustments;

            c.   CDS portfolio performance as determined by ratings
                 migrations for reference entities with approved Primus
                 limits or exposures versus migrations in the universe of all eligible investment grade reference entities;

            d.   Pre-tax return on risk-adjusted capital relative to budget;

            e.   Implementation of non-budgetary goals in the business plan, such as raising additional capital, portfolio risk
                 management, expanding counterparty relationships, hiring and retaining quality staff, etc.; and

            f.   Enhancing enterprise value by leveraging the platform to
                 generate profits from related businesses (such as asset
                 management).

         (b) Allocation of Bonus Pool. The CEO in his or her discretion, with the approval of the Compensation Committee, will determine the allocation of the
Bonus Pool for any year among Participants based on individual performance
(subject to individual guarantees and caps), and shall communicate in writing to each Participant the amount of such Participant's bonus entitlement.

Section 4.  Participation.

         The CEO shall designate the employees of the Company or its subsidiaries who shall be eligible to participate in the Bonus Pool for each year (a "Participant"). In order to receive a distribution from a Bonus Pool for a year, unless otherwise provided in an employment agreement between the Company or its subsidiaries and the Participant, or otherwise determined by the CEO, a
Participant must remain employed by the Company or its Subsidiaries through the date of distribution of the Bonus Pool, and no Participant shall be eligible to receive a distribution if his or her employment has terminated for any reason prior to that date.

Section 5.  Payment.

         Unless otherwise determined by the CEO, a Participant's share of the
Bonus Pool for any year shall be distributed as soon as practicable following the calculation of the Bonus Pool for such year. For Participants who are key executives, as designated by the CEO, seventy percent (70%) of each
Participant's distribution shall be in the form of cash, and 30% shall be in the form of Share Units, issued pursuant to Section 6(e) of the Company's Stock
Incentive Plan. For all other Participants the distribution shall be seventy-five percent (75%) cash and 25% Share Units. The number of Share Units to be issued to a Participant shall equal the dollar value of the Share Unit portion divided by the Fair Market Value per Share on the date of distribution, as defined in the Stock Incentive Plan.

Section 6.  Administration.

                  The CEO shall have full power and authority to interpret the
Plan, make factual determinations, and to prescribe, amend and rescind any rules, forms or procedures as the CEO deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the CEO deems necessary or advisable in carrying

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out all duties under the Plan. Any action required of the CEO under the Plan shall be made in the CEO's sole discretion, not in a fiduciary capacity and need not be uniformly applied to similarly situated persons. All decisions and determinations by the CEO (and, where applicable, approved by the Compensation
Committee) shall be final, conclusive and binding on the Company and all
Participants.

Section 7.  Taxes.

                  The Company or any subsidiary of the Company shall have the right to deduct and withhold from any distribution made hereunder such amount as may be necessary to satisfy any withholding tax applicable in connection with such distribution.

Section 8.  No Right to Employment.

                  Participation in the Plan with respect to any year shall not give the Participant any right to similar participation in future years, or any right to continued employment with the Company or its subsidiaries. All
Participants shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any subsidiary of the
Company that employs a Participant shall be treated as the termination of such
Participant's employment unless such Grantee remains employed by the Company or another subsidiary of the Company.

Section 9.  No Funding.

                  No Participant or other persons claiming under or through a
Participant, shall have any right, title or interest by reason of his participation to any particular assets of the Company or subsidiaries of the
Company. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company's obligations under the Plan.

Section 10.  Termination and Amendment of the Plan.

                  The Company reserves the right to amend, suspend, or terminate the Plan at any time; provided that no such action may decrease the size of a
Bonus Pool with respect to any fiscal year that ended prior to the date of such action.

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